EXHIBIT 10.1

SEVENTH AMENDMENT TO THE
INDEPENDENT CONTRACTOR CONSULTANCY AGREEMENT

This Seventh Amendment to the Independent Contractor Consultancy Agreement (the “Seventh Amendment”) is made and entered into by and between Ross Stores, Inc. (the “Company”) and Norman A. Ferber (the “Contractor”). For the purposes of this agreement, the “Company” includes subsidiaries, parents and affiliates of Ross Stores, Inc. The Company and Contractor previously entered into an Independent Contractor Consultancy Agreement that originally became effective February 1, 2000 and continued in effect until January 31, 2001. The original Consultancy Agreement was extended from February 1, 2001 until January 31, 2009 through six successive Amendments to the Consultancy Agreement (together, the “Consulting Agreement”). It is now the intention of the Company and the Contractor to further amend the Consulting Agreement as set forth below. Accordingly, the Company and the Contractor now agree as follows:

A.	Amendments.

Paragraph 2.3, will be amended as follows:

2.3 Life Insurance. Company will pay to Contractor the amount necessary to cover the aggregate remaining premiums through January 31, 2012, for the existing life insurance policy on the life of Contractor (the policy issued for the benefit of the Norman A. Ferber and Rosine Ferber 2001 Insurance Trust or as otherwise designated by Contractor) (the “Policy”), with a death benefit in the amount of $2,000,000 (the “Life Insurance Premium Benefit”). Within 30 days of execution of this Seventh Amendment, Company shall pay Contractor any premium amounts applicable through January 31, 2009; thereafter, Company shall pay amounts each year to equal to that year’s premiums, through January 31, 2012. Each such annual premium payment by the Company shall (a) be paid no later than the last day of the calendar year in which the premium is due, (b) not be affected by any other expenses that are eligible for reimbursement in any year and (c) not be subject to liquidation or exchange for another benefit. In addition to such premium payments, Company shall pay to Contractor an amount equal to any federal, state and local income taxes imposed on Contractor as a result of such premium payments by the Company, including the amount of additional taxes imposed on Contractor due to the Company’s payment of the initial taxes imposed on Contractor. Contractor will designate the beneficiaries of such life insurance.

Paragraph 8.1, will be amended in its entirety to read as follows:

8.1 Term. This Seventh Amendment is effective as of March 19, 2008 (“Effective Date”) and will continue until January 31, 2012 (“Consultancy Termination Date”). This Consulting Agreement is renewable upon the mutual consent of both parties. The terms of such renewal must be in writing and signed by both Company and Contractor.

Paragraph 9.5, will be amended in its entirety to read as follows:

9.5 Entire Agreement. This Seventh Amendment to the Consultancy Agreement, along with the Sixth, Fifth, Fourth, Third, Second and First Amendments to the Consultancy Agreement and the original Consultancy Agreement that became effective February 1, 2000, constitute the entire agreement between the parties relating to this subject matter and all prior or contemporaneous oral or written agreements concerning such subject matter, including relevant terms from the parties’ prior Amended and Restated Employment Agreement and subsequent amendments. The terms of the Seventh Amendment, and the surviving terms of the prior amendments and the original Consultancy Agreement, will govern all services undertaken by Contractor for Company beginning March 19, 2008 and continuing until January 31, 2012, unless otherwise agreed in writing by the parties.

B.	No Other Modifications.

Except as modified by this Seventh Amendment, the original Consultancy Agreement that became effective February 1, 2000 and the First, Second, Third, Fourth, Fifth and Sixth Amendments thereto shall remain in force and effect during the term of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective March 19, 2008.

Company:	Contractor:
Ross Stores, Inc.	Norman A. Ferber
By:	By:
Name:	Title:
Title:	Date:
Date: